Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

 DAWSON GEOPHYSICAL REPORTS

SECOND QUARTER 2021 RESULTS

MIDLAND, Texas, August 12, 2021/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its second quarter ended June 30, 2021.

For the quarter ended June 30, 2021, the Company reported revenues of $193,000, a significant decrease compared to $29,499,000 for the quarter ended June 30, 2020. For the second quarter of 2021, the Company reported a net loss of $9,017,000 or $0.38 loss per common share compared to net income of $1,500,000 or $0.06 per common share for the second quarter of 2020. The Company reported negative EBITDA of $5,667,000 for the quarter ended June 30, 2021 compared to positive EBITDA of $5,799,000 for the quarter ended June 30, 2020.

For the six months ended June 30, 2021, the Company reported revenues of $11,941,000, a decrease of approximately 83% compared to $68,478,000 for the six months ended June 30, 2020. For the six months ended June 30, 2021, the Company reported a net loss of $14,245,000 or $0.61 loss per common share compared to net income of $2,493,000 or $0.11 per common share for the six months ended June 30, 2020. The Company reported negative EBITDA of $7,525,000 for the six months ended June 30, 2021 compared to positive EBITDA of $11,630,000 for the six months ended June 30, 2020.

Activity levels during the second quarter of 2021 reached a low point, as the Company did not have a seismic data acquisition crew operating in either the United States (“U.S.”) or in Canada, as the Canadian season concluded at the end of the first quarter. The near-term outlook for seismic data acquisition activity in the U.S. remains challenging with the Company currently operating one midsize channel count crew. Based on currently available information, the Company anticipates operating one crew in the U.S. during the second half of 2021 with periods of low utilization and potentially one crew in Canada during the fourth quarter.

Stephen C. Jumper, President and Chief Executive Officer, said, “As indicated in our first quarter earnings release, the second quarter and into the third quarter will reflect a low point for Dawson in terms of activity levels. We deployed a midsize crew in the U.S. in mid-July and anticipate that crew operating through the second half of 2021 with possible periods of prolonged stand-by as we continue our efforts to fill the seismic data acquisition project schedule.

Exploration and Production (“E&P”) companies are continuing on their path of capital discipline, focusing on shareholder returns and keeping spending levels below cash flow. Despite recent oil price improvement into the mid-$70 range and natural gas prices in the upper $3 range, capital spending levels increased only slightly as many E&P companies have portions of their production hedged well below spot prices. According to IHS Markit, U.S. oil hedging losses during the first half of 2021 totaled $7.5 billion, adding further pressure on spending plans for companies that entered into such contracts during the downturn.

That said, despite the recent pull back in oil prices in response to the OPEC+ announcement concerning increased production quotas, as well as uncertainty around the effects of the COVID-19 Delta variant on the overall economy, there continues to be modest improvement in oil service activity. The U.S. rig count, which typically precedes seismic data acquisition deployment, is currently at 491, showing gains in five out of the last six weeks and an increase from 247 a year ago but well below levels seen at this time in 2019 of 918. The same is true for hydraulic fracturing fleets with a current count of 235 crews operating, above the 70 of a year ago but well below the 366 crews this time two years ago. As we discussed in our first quarter 2021 earnings release, demand for seismic data acquisition services continues to lag the recent modest increase in oil service activity.

While seismic data acquisition activity remains at low levels, we are beginning to experience a slight uptick in bid activity in the U.S. and are encouraged by recent inquiries in Canada for the upcoming season. Included in the bid activity are requests for carbon capture projects. Carbon capture projects, while typically smaller in scope, have certain levels of repeatability and could offer new opportunities for Dawson Geophysical.”

Jumper continued, “In our continuing response to these difficult times, the Company significantly limited capital budget spending, reduced fixed and variable operating expenses, and implemented a comprehensive equipment maintenance program in preparation for a rapid response to anticipated increased activity levels. In addition, the Company maintains its commitment to its robust Health, Safety and Environmental program, ongoing client relationships and product quality.”

The Company made no capital expenditures during the first and second quarters of 2021. As stated in our December 31, 2020 earnings release, the Company’s Board of Directors has approved an initial capital budget of $1,000,000 for 2021. The Company’s balance sheet remains strong with $45,917,000 of cash, restricted cash and short term investments and $44,382,000 of working capital as of June 30, 2021. The Company is nearly debt free, with notes payable and finance leases of $427,000 as of June 30, 2021.

Jumper concluded, “While today’s conditions in the seismic data acquisition market remain challenged and are likely to remain so in the coming months, we are encouraged by the overall improvement in both the economy and the oil field service sector. The recent increase in drilling and completion activities, combined with hedging contracts that will ultimately unwind, sets the stage for a successful recovery in the seismic data acquisition sector. I thank our hard-working employees, valued customers and trusted shareholders as we work our way through these difficult conditions and toward better times ahead.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its second quarter 2021 financial results on August 12, 2021 at 9:00 a.m. Central / 10:00 a.m. Eastern. Participants can access the call at 1-866-548-4713 (US/Canada) and 1-323-794-2093 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through September 12, 2021 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 1161933. The webcast will be recorded and available for replay on Dawson’s website at http://www.dawson3d.com until September 12, 2021.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

·	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

·	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

·	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net (loss) income is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; surpluses in the supply of oil and the ability of OPEC+ to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2021 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating revenues	$193	$29,499	$11,941	$68,478

Operating costs:
Operating expenses	3,330	19,732	14,272	48,748
General and administrative	2,746	4,261	5,553	7,935
Depreciation and amortization	3,400	4,383	6,834	9,287
	9,476	28,376	26,659	65,970

(Loss) income from operations	(9,283)	1,123	(14,718)	2,508

Other income (expense):
Interest income	56	115	126	220
Interest expense	(6)	(30)	(12)	(70)
Other income (expense), net	216	293	359	(165)
(Loss) income before income tax	(9,017)	1,501	(14,245)	2,493

Income tax expense	—	(1)	—	—

Net (loss) income	(9,017)	1,500	(14,245)	2,493

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation, net	211	604	412	(595)

Comprehensive loss	$(8,806)	$2,104	$(13,833)	$1,898

Basic (loss) income per share of common stock	$(0.38)	$0.06	$(0.61)	$0.11

Diluted (loss) income per share of common stock	$(0.38)	$0.06	$(0.61)	$0.11

Weighted average equivalent common shares outstanding	23,525,728	23,339,644	23,501,900	23,313,383

Weighted average equivalent common shares outstanding - assuming dilution	23,525,728	23,548,253	23,501,900	23,500,109

DAWSON GEOPHYSICAL COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,334	$40,955
Restricted cash	5,000	5,000
Short-term investments	583	583
Accounts receivable, net	324	7,343
Prepaid expenses and other current assets	2,785	4,709
Total current assets	49,026	58,590

Property and equipment, net	31,967	38,900
Right-of-use assets	4,983	5,494
Intangibles, net	403	393

Total assets	$86,379	$103,377

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$543	$1,603
Accrued liabilities:
Payroll costs and other taxes	571	1,045
Other	1,394	1,811
Deferred revenue	684	1,779
Current maturities of notes payable and finance leases	400	94
Current maturities of operating lease liabilities	1,052	1,109
Total current liabilities	4,644	7,441

Long-term liabilities:
Notes payable and finance leases, net of current maturities	27	44
Operating lease liabilities, net of current maturities	4,425	4,899
Deferred tax liabilities, net	19	19
Total long-term liabilities	4,471	4,962

Operating commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,680,427 and 23,526,517 shares issued, and 23,631,982 and 23,478,072 shares outstanding at June 30, 2021 and December 31, 2020, respectively	237	235
Additional paid-in capital	154,987	154,866
Retained deficit	(77,172)	(62,927)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(788)	(1,200)
Total stockholders' equity	77,264	90,974

Total liabilities and stockholders' equity	$86,379	$103,377

Reconciliation of EBITDA to Net (Loss) Income
(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net (loss) income	$(9,017)	$1,500	$(14,245)	$2,493
Depreciation and amortization	3,400	4,383	6,834	9,287
Interest (income) expense, net	(50)	(85)	(114)	(150)
Income tax expense	-	1	-	-
EBITDA	$(5,667)	$5,799	$(7,525)	$11,630

Reconciliation of EBITDA to Net Cash (Used in) Provided by Operating Activities
(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$(1,126)	$9,149	$(1,298)	$8,976
Changes in working capital and other items	(4,178)	(2,775)	(5,501)	3,733
Non-cash adjustments to net (loss) income	(363)	(575)	(726)	(1,079)
EBITDA	$(5,667)	$5,799	$(7,525)	$11,630